Exhibit (a)(5)(H)
IMPORTANT INFORMATION
ABOUT YOUR SHARES OF
COMMON STOCK OF
GATEWAY, INC.
October 2, 2007

THE OFFER FOR YOUR SHARES HAS BEEN EXTENDED
UNTIL WEDNESDAY, OCTOBER 10, 2007—TIME IS RUNNING OUT.

IF YOU ARE A HOLDER OF SHARES OF COMMON STOCK,
PLEASE IMMEDIATELY TENDER YOUR SHARES
BEFORE THE TENDER OFFER EXPIRES.
Tendering is Easy!
If you hold your Shares through a broker, call your broker NOW to tender your Shares before it is too late!
No matter how you hold your Shares, we’d like to help you tender. Please call:
D.F. King & Co., Inc.,
Acer’s Information Agent for the transaction, is ready to answer your questions about tendering.
Stockholders can call toll-free at:
(800) 290-6427

IF YOU DO NOT TENDER BEFORE
5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 10, 2007,
YOU WILL NOT RECEIVE CASH CONSIDERATION
UNLESS AND UNTIL THE MERGER CLOSES.
Stockholders should consider the following points (see below for further detail):
•	Over 80% of Gateway Shares have already been tendered;

•	If not enough Shares are tendered before 5:00 p.m., New York City time, on Wednesday, October 10, 2007 or purchased through the Top-Up Option, you may have to wait until a long-form merger becomes effective to receive $1.90 per Share, net to the seller, in cash; and

•	The Gateway board has unanimously recommended that all stockholders tender their Shares.
(Please see the back page for more important information)

     As you may be aware, on September 4, 2007, Galaxy Acquisition Corp., an affiliate of Acer Inc. (“we”), made an offer to purchase all of the outstanding shares of common stock, $0.01 par value per share, of Gateway, Inc. (“Gateway”) including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended, between Gateway and UMB Bank, N.A. (the “Shares”) for a price of $1.90 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase dated September 4, 2007 and the related Letter of Transmittal (as they have been and may be amended or supplemented from time to time, together, the “Offer”). Acer Inc., Galaxy Acquisition Corp. and Gateway executed an Agreement and Plan of Merger (the “Merger Agreement”) on August 27, 2007. Capitalized terms used but not defined herein have the meanings set forth in the Offer.
•	Over 80% of Gateway Shares have already been tendered. Based on the number of Shares tendered to date (and not withdrawn), upon our payment for such Shares, we will hold enough Shares to approve the merger of Galaxy Acquisition Corp. into Gateway without the vote of any other Gateway stockholder.
•	If enough Shares are not tendered before 5:00 p.m., New York City time, on Wednesday, October 10, 2007 or purchased through the Top-Up Option, you may have to wait until a long-form merger becomes effective to receive $1.90 per Share, net to the seller, in cash. The Offer has been extended until 5:00 p.m., New York City time, on October 10, 2007, to allow the Committee on Foreign Investment in the United States time to complete its review process. If all of the conditions to the Offer are satisfied and we acquire through a combination of the Offer and exercise of the Top-Up Option provided for in the Merger Agreement, at least 90% of the outstanding Shares, then we will be able to, and as promptly as practicable after the expiration of the Offer will, effect a short-form merger under Delaware law without any further action by the stockholders of Gateway. However, if we do not acquire the necessary Shares to effect a short-form merger (even if we have enough Shares to approve the merger), then we will be required to seek approval of a long-form merger by a vote of Gateway stockholders held at a duly held meeting. In that case, before the merger could occur, Gateway will be required to prepare, file with the SEC and mail to stockholders a proxy statement and call a meeting, a process that often takes an additional 30 to 60 days or even longer. If you do not tender your Shares before the Offer expires, you may not receive payment for your Shares unless and until the merger becomes effective.
•	The Gateway board has unanimously recommended that all stockholders tender their Shares. When the Gateway board of directors unanimously approved the Merger Agreement, it also unanimously recommended that all Gateway stockholders tender their Shares in the Offer.
IF YOU HAVE ANY QUESTIONS OR NEED COPIES OF THE LETTER OF
TRANSMITTAL OR ANY OTHER DOCUMENTS, PLEASE CALL:
D.F. King & Co., Inc.
TOLL-FREE AT (800) 290-6427
(Banks and Brokers may call collect at (212) 269-5550)
*     *     *     *     *
The foregoing does not constitute an offer to purchase Shares or a solicitation/recommendation statement under the rules and regulations of the SEC. The offer to purchase Shares is being made solely pursuant to the Offer, on the terms and subject to the conditions set forth in the Offer. We filed with the SEC on September 4, 2007 a tender offer statement on Schedule TO (including the Offer and related tender offer documents), and also have filed amendments and supplements thereto, and Gateway filed with the SEC on September 4, 2007 a solicitation/recommendation statement on Schedule 14D-9 dated September 4, 2007, and also has filed amendments and supplements thereto. These documents contain important information, and you are advised to carefully read these documents before making any decisions with respect to the Offer. You may obtain these documents for free at the SEC’s website at www.sec.gov or from D.F. King & Co., Inc., the Information Agent for the tender offer, by calling (800) 290-6427.